Exhibit 10.7

Date: December 30, 2020

To: Monday.com Ltd. (the “Borrower”)

Dear Sirs,

Re: Amended and Restated Loan and Security Agreement (as may be amended, modified,

extended or renewed from time to time)

Whereas, on February 28, 2018, the parties hereto signed a loan and security agreement which was amended and extended on June 27, 2019 (together, the “Previous LSA”); and

Whereas, the parties wish to amend and restate the Previous LSA in its entirety by executing this Amended and Restated Loan and Security Agreement.

Now therefore, at your request we hereby inform you, that we, the undersigned, Bank Leumi le-Israel B.M. (the “Bank”), are willing to provide the Borrower with credits in an aggregate principal amount which shall not exceed US$80,000,000 (Eighty Million US Dollars), subject to the conditions specified hereinafter:

1.	Credit Facilities Available (the “Credit”)

The credits extended to the Borrower are set forth as follows:

1.1	Revolving MRR Credit Line Facility

1.1.1	MRR Credit Line Facility

A revolving Monthly Recurring Revenues (“MRR”) credit line facility of up to US$80,000,000 (Eighty Million US Dollars) (“MRR Credit Line Facility” and “MRR Credit Line Facility Amount”, respectively) shall be available for drawing by the Borrower, from the date that this letter agreement comes into force pursuant to Section 9 below (“Closing Date”) by way of draw-downs of loans (each, an “MRR Loan”) against a MRR Formula (as set forth below). The MRR Credit Line Facility shall be available for drawdowns for a period of two years (“MRR Credit Facility Term”), but may be extended from time to time, upon Borrower’s request at the Bank’s sole discretion. Each MRR Loan shall be extended for a term of one month (each, a “Loan Term”) (but not beyond the MRR Credit Facility Term). A new MRR Loan may be drawn based on the MRR Formula.

1.1.2	MRR Credit Line Formula

“MRR Formula” means a formula by which the Bank will extend to the Borrower on a monthly revolving basis up to 5X of the Borrower’s MRR (net of churn), based on the Borrower’s previous month’s MRR.

1.1.3	MRRs will be determined in accordance with industry standards and at the discretion of the Bank. The aggregate principal amount of the MRR Loans available or outstanding at any time shall not exceed the MRR Credit Line Facility Amount.

1.1.4	For purposes of this letter agreement, the MRR shall be: the monthly value of services, software licenses, rentals and subscription revenue of Borrower on a consolidated basis as measured from binding customer contracts executed in the ordinary course of Borrower’s and its Subsidiaries’ business, excluding customer contracts or orders for (i) sales of inventory, tangible goods or equipment, (ii) non-recurring sales of services or other transaction revenue not in the ordinary course of business, (iii) non-recurring, non-continuous, one-time or irregular sources of revenue (including, without limitation, non-recurring set-up fees), it being understood that contracts that are structured as a subscription that may be renewed at the conclusion of the initial term shall be included in MRR, and (iv) churn.

“Subsidiaries” shall mean: subsidiaries of Borrower that are incorporated in OECD countries and which have executed in favour of the Bank: (i) a continuing guarantee unlimited in amount securing the Borrower’s debts to the Bank, and (ii) a first ranking security interest/all asset charge over all its assets in favour of the Bank, and (iii) a legal opinion from local counsel in the relevant jurisdiction in form satisfactory to the Bank.

1.1.5	At no time shall the principal amount of aggregate MRR Loans outstanding under the MRR Credit Line Facility exceed the amount of the MRR Formula in effect at such time. In the event that the principal amount of the MRR Loans exceeds at any time the amount of the aggregate outstanding MRR Formula (“MRR Borrowing Base Deficiency”), the Borrower shall immediately repay to the Bank the amount of any such MRR Borrowing Deficiency.

1.1.6	Interest

Each MRR Loan shall bear interest at the following rates:

(a)	MRR Loans up to (and including) US$8,000,000 (Eight Million US Dollars) shall bear interest at the rate of one month LIBOR + 2.6% per annum, which increases to LIBOR + 2.85% from September 1, 2022. These MRR Loans are supported by EIF Guarantee until August 31, 2022.
(b)	MRR Loans over US$8,000,000 (Eight Million US Dollars) shall bear interest at the rate of one month LIBOR + 2.85% per annum.

If the LIBOR rate is ever below zero, LIBOR will be deemed to be zero.

For the purpose of this document, “LIBOR” (London Interbank Offered Rate) means the interest rate at which the London inter-bank market offers inter-bank deposits in the currency of the credit for a period equal to the interest period, as quoted at or about 11:00 (London time) and published by Thomson Reuters News Service.

In any event that (a) the methodology, formula and/or other means of determining LIBOR has, in the opinion of the Bank in good faith, materially changed; (b) in accordance with the instruction or recommendation of the central bank and/or any regulator and/or other supervisory authority, or anybody appointed by them, relevant to either the benchmark for the relevant currency and/or the Bank (hereinafter: the “Authorized Body”) and/or according to a statement or publication of the Administrator of LIBOR or as a result of the insolvency of the Administrator, LIBOR is expected to permanently cease to be published and/or to serve as a benchmark interest rate ; or (c) in the opinion of the Bank in good faith, LIBOR no longer represents the interest rate benchmark acceptable in the market for the relevant currency and period, then the Bank shall notify the Borrowers thereof (hereinafter: the “Notice of Replacement”) and following the period of time which will be specified in the Notice of Replacement (hereinafter: the “Notice Period”), the LIBOR rate shall be replaced by a new interest rate (hereinafter : the “Alternative Interest Rate Benchmark”) in accordance with the instructions of the Authorized Body, if any. In the event that no such instructions shall be given, the LIBOR rate shall be replaced by the Alternative Interest Rate Benchmark as shall be determined by the Bank for all its customers with regards to credits in the same currency and for the same period, and in accordance with acceptable market practice, all subject to amendments and/or adjustments required as a result of such replacement including, but not limited to, any increase/decrease that the Bank shall apply in connection with the replacement of LIBOR if the Alternative Interest Rate Benchmark is a risk- free interest rate.

If the Bank shall send the Borrower a Notice of Replacement, and the Bank and Borrower, after having negotiated in good faith, shall not reach agreement on the Alternative Interest Rate Benchmark and to the amendments and/or adjustments as mentioned above, the Borrower shall at the end of the Notice Period prepay the credit in accordance with Section 1.1.7 below.

1.1.7	Prepayment

Any MMR Loan may be repaid at any time by Borrower in its sole discretion without any penalty or fee, and upon such repayment, the available amount for drawdown out of the MRR Credit Line Facility Amount shall be increased accordingly.

1.1.8	Early Termination

Borrower shall be entitled, at any time following the Closing Date, to terminate the MRR Credit Line Facility and the financing commitment of the Bank in connection thereto by written notice to the Bank and subject to full repayment to the Bank of all outstanding amounts under the MRR Loan, without any penalty for such termination.

1.2	EIF Guarantee

Until August 31, 2022, the MRR Credit Line Facility will be supported by the InnovFin SME Guarantee Facility, with the financial backing of the European Union under Horizon 2020 Financial Instruments (pursuant to the signature of the State of Israel on the agreement to join Horizon 2020 programme dated June 8, 2014 and the terms set out therein) (the “EIF Guarantee”), and the Borrower shall deliver to the Bank on Closing Date a dully executed Eligibility Criteria form, in which the Borrower makes certain declarations and undertakings as required in accordance with the EIF Guarantee (the “Eligibility Criteria Form”). The existing Eligibility Criteria Form signed by the Borrower is attached as Schedule A hereto.

1.3	Loan Account

The Credit shall be granted in the Borrower’s bank account maintained with the Bank (the “Loan Account”).

1.4	Conditions precedent to Availability of the Credit

The Credit shall only be made available to the Borrower after the Bank is satisfied that:

1.4.1	The Borrower has successfully provided Bank with all documents required in order to record and perfect the charge and securities in favor of the Bank specified in Section 3 (Collateral) below;

1.4.2	The Borrower shall deliver to the Bank duly executed originals or copies (as instructed by the Bank) of documents set forth in Schedule B and such other documents as may be reasonably requested by the Bank, provided that if any such other documents shall impose on Borrower new liabilities, execution thereof shall be subject to its consent; and

1.4.3	The Borrower will have executed the Negative Pledge Undertaking (as defined below) in favor of the Bank.

2	Terms of the Credit

Except as provided herein, all other terms and provisions of the Credit not addressed hereby or by any Security Document (as defined below) shall be as set forth in the General Terms of Operation of Account signed by the Borrower in favor of the Bank on 23.4.2012 (the “General Account Terms”) (subject to Section 6.2 below), or, if not set in the General Account Terms, as customary at such time at the Bank for such MRR Facility, provided that such terms have been or are provided to Borrower.

The Bank will not be obliged to extend any or all of the credit facilities beyond their respective agreed terms.

3	Collateral and Guarantees

The granting of the Credit and its continuation, in whole or in part, is subject to the creation, perfection, effectiveness and enforceability of first ranking security interest, charges and guarantees on the assets, rights and interest of the Borrower as follows (the “Collateral” and the “Security Documents”, respectively):

3.1	Floating Charge

The existing first degree floating charge and first degree fixed charge over the Borrower’s intellectual property and goodwill granted by the Borrower to the Bank as at March 15, 2018, as amended, shall be amended and restated to exclude the Borrower’s intellectual property but otherwise shall continue to be in full force and effect and shall apply to this letter agreement as well. The amendment and restatement of the existing charge shall be in the form attached hereto as Schedule C1.

3.2	Negative Pledge

The Borrower shall execute in favor of the Bank, a negative pledge undertaking in relation to its intellectual property in the form attached hereto as Schedule C2 (the “Negative Pledge Undertaking”).

Subject only to the Negative Pledge Undertaking, Bank hereby agrees to the removal of any and all security interests created on the intellectual property of Borrower under the Previous LSA or in connection therewith, and shall file such amended and restated floating charge within 7 days of Closing Date.

4	Covenants

As conditions for the granting and continuity of the Credits, the Borrower agrees at all times to abide by the following covenants to the Bank:

4.1	Financial Covenants

The Borrower agrees that the granting and maintaining of the Credit, shall be subject to the Borrower fulfilling the following financial covenants at all times:

4.1.1	Liquidity

4.1.1.1	The Borrower shall maintain at all times in the Loan Account an amount of unrestricted Cash and Cash Equivalents (including short term deposits) of the higher of US$30,000,000 (Thirty Million US Dollars) or 6 months’ Net Burn Rate (i.e., the Net Burn Rate multiplied by 6).

“Cash” and “Cash Equivalents” shall have the meaning assigned to these terms in the Borrower’s Financial Statements.

“Net Burn Rate” shall mean: for the most recently ended calendar month, the total amount of collections by the Borrower from customers, less the total amount of cash that the Borrower consumes in such month for its operations (i.e., the total operating expenses) in order to continue operations.

4.1.2	The Borrower shall achieve average growth in MRR of 5% quarter over quarter, based on calendar quarters, which shall be measured based on a calculation of the quarterly MRR (calculated as of the last day of the quarter compared to the last day of the previous quarter).

If the growth rate in a certain fiscal quarter is lower than 5%, it shall not be considered a breach of the financial covenants, provided that either in the consecutive fiscal quarter or in the preceding fiscal quarter the average growth rate of the two quarters is at least 5% (for example: if in Q1 the MRR growth is 7%, the growth in Q2 shall be at least 3%). If the MRR quarterly growth rate is not restored in the consecutive quarter (in the above example – 5% in Q3), this shall be considered a material breach of the Borrower’s undertakings herein and the Bank shall have the right (subject to applicable law) to declare all or any portion of our debts towards the Bank, immediately due and repayable.

4.2	Undertaking to Provide Financial Reports

The Borrower undertakes to deliver to the Bank the following reports until the completion of an initial public offer of its shares (“IPO”):

4.2.1	15 business days after the end of each calendar month during the term of the MRR Credit Line Facility the Borrower shall submit to the Bank:

4.2.1.1	MRR borrowing base certificate – a report of the Borrower’s recurring revenues that are included in the calculation of MRR, signed by the Borrower’s Chief Executive Officer or Chief Financial Officer in the form attached hereto as Schedule D (“MRR Borrowing Base Certificate”), and

4.2.1.2	SaaS metric quarterly reports such as CAC Recovery and Churn Rate, in the form agreed upon with the Borrower.

4.2.2	On a monthly/quarterly basis, as applicable, after the 15th business day of every calendar month/quarter, as applicable, provide to the Bank:

4.2.2.1	A monthly comparison of the Borrower’s actual financial performance compared to the Business Plan presented by the Borrower to the Bank and attached hereto as Schedule E.

4.2.2.2	A Quarterly Compliance Certificate signed by the Borrower’s Chief Executive Officer/Chief Financial Officer/VP Finance, in the form attached hereto as Schedule F, confirming that the Borrower’s compliance with all of the Financial Covenants, which shall also include explanatory calculations as to how the Borrower complies with such Financial Covenants.

4.2.2.3	Monthly- a report regarding the Borrower’s cash balance and the balance of payables to its suppliers.

4.2.3	No later than 90 days after the end of each calendar quarter, quarterly consolidated Financial Reports in respect of the immediately preceding financial quarter.

“Financial Reports” shall mean the annual and quarterly financial reports of the Borrower, on a consolidated basis, as published by the Borrower in accordance with GAAP/IFRS including inter alia, a balance sheet, a profit and loss statement, a cash flow statement, a statement of changes in equity, and such other reports or notes as may be required by GAAP/IFRS and/or by any authority.

4.2.4	No later than 45 days following the end of each calendar quarter:

4.2.4.1	a list of debtors. This report shall include debtor aging and Accounts Receivables Aging information regarding the Borrower’s debtors both in Israel and abroad, cheques and promissory notes for collection, advances from customers (that were not provided against bank guarantees) and information regarding the date of its debts and the names of its principal customers.

4.2.4.2	a report regarding the Borrower’s overall liabilities to the banking system and to other secured creditors. This report shall specify short term credit, long term loans, letters of credit issued, guarantees and overall credit granted by each bank and by each creditor, other than to the Bank and its affiliates.

4.2.4.3	a report regarding the debts by the Borrower to its shareholders and related parties, specifying which debts are subordinated to the debts to the Bank, and which debts are not subordinated.

4.2.5	No later than September 30th of every year:

4.2.5.1	Deleted.

4.2.5.2	annual financial reports of the Borrower, on a consolidated basis, including inter alia, a balance sheet, a profit and loss statement, and a statement of cash flow for such year, and such other reports as may be required by any authority in respect of the 31st of December of the previous year, audited by a qualified external accountant.

4.2.6	The Business Plan that was presented to the Bank for the year 2020 (a copy of which is attached as Schedule E hereto), shall be updated and presented to the Bank for the fiscal year of 2021 onwards for each year by no later than January 31 in each such year.

4.2.7	With respect to the reports set forth in Sections 4.2.3 and 4.2.5.2 above, it is hereby clarified that the Borrower shall be obliged to provide the said financial reports, whether or not it is obliged to provide them by law.

In addition, even if the standard of such financial report changes (including their frequency), for any reason whatsoever including a change due to a requirement and/or change that is regulatory, the Borrower shall continue to provide the said reports to the Bank in accordance with the standard customary at the time of execution of this document, where such reports are audited/reviewed (as applicable) by a qualified external accountant.

4.2.8	In addition to the aforementioned, the Borrower shall provide the Bank upon the Bank’s written request with any additional report, document or information and any clarifications thereto that may be reasonable to request in the opinion of the Bank. Without derogating from the generality of the aforesaid, such additional information may include a detailed business plan, and reports provided by the Borrower to its shareholders, all in the form and manner as requested by the Bank.

4.2.9	Notwithstanding the above, following an IPO the Borrower shall continue to provide to the Bank the reports referred to in Sections 4.2.1.1, 4.2.2.2 and 4.2.8 (subject to applicable law and Section 8 below).

4.3	Undertaking Not to Allow a Change of Control of the Borrower

The Borrower hereby declares that there will not be any change whatsoever in the control of the Borrower as shall exist at the Closing Date, without the prior written consent of the Bank, which shall not be unreasonably withheld. Any provision herein to the contrary notwithstanding, the Bank consents to the consummation of any public offering of securities of the Borrower in a reputable securities exchange in an OECD country.

Notwithstanding the foregoing, a change in the control of the Borrower which is caused only by a change in the holdings of the Borrower by its current shareholders shall not be considered a change in the control of the Borrower for the purposes of this Section 4.3 and Section 4.4 below.

In this Section 4.3 and Section 4.4 below, the expression “control” has the meaning assigned to the said term in the Securities Law 5728 - 1968.

4.4	Undertaking Not to Merge

The Borrower undertakes not to effect and not to undertake to effect a merger of the Borrower with another/other corporation(s) or split shares without receiving the Bank’s prior written consent thereto. For this purpose, the Borrower undertakes to provide the Bank with all information and documents needed by the Bank, at the Bank’s reasonable discretion, about the requested merger/split with respect to the requested merger/split, in order that the Bank may determine its position with respect to such merger/split.

In this document, the expression “merger”, means - merger according to the eighth or ninth chapter of the Companies Law 5759-1999 and/or any action which results in the acquisition of the majority of the Borrower’s assets by a person or corporation, or any action which results in the acquisition of the Borrower’s shares granting the purchaser control of the Borrower and/or any action which results in the acquisition by the Borrower, directly or indirectly, of the majority of another corporation’s assets or of another corporation’s shares granting the Borrower control of such corporation, provided that the foregoing shall not apply in relation to an acquisition by Borrower of another corporation’s shares and/or assets (including by way of merger in which the Borrower is the surviving entity) in consideration for a purchase price below US$25,000,000, provided, however, that the Borrower shall provide Bank with written notice prior to the consummation of any such acquisition.

4.5	Undertaking to Provide Additional Reports

The Borrower undertakes, subject to applicable law, to furnish to the Bank copies of any permit, notice, report or other document that it is obliged by law to provide to the Registrar of Companies and/or the Securities Authority, if it is not publicly available and may reasonably affect Bank’s rights hereunder in any material aspect. In such cases Borrower shall provide same to Bank at the same time as it furnishes such documentation to the Registrar of Companies and/or the Securities Authority or reasonably promptly thereafter.

4.6	Undertaking Not to Issue Bearer Securities

The Borrower undertakes not to issue bearer securities without the prior written consent of the Bank. The Borrower declares that, as at the date of execution of this document, the Borrower has not issued any bearer securities.

4.7	Undertakings Toward Third Parties

The Borrower undertakes to provide the Bank with reasonable advance written notice, of its intention to undertake towards any third party other than an equity fund or other investment entity organized in a state having diplomatic relations with the State of Israel (including but without limitation, within the framework of an issuance of shares), obligations that limit or may limit in any manner whatsoever, its rights to create security interests in favor of the Bank which are required for the securing of existing credit and/or banking services and to provide the Bank with the draft of said undertaking before it is finalized. The Borrower is aware that undertakings towards third parties not in accordance with the foregoing may cause termination or a reduction the Credit frameworks prior to their expiration and/or termination of an obligation to grant the Credit, as were provided or may have been provided, and the Borrower hereby agrees to such terms.

The Borrower undertakes to inform the Bank, with reasonable advance written notice, of its intention to accept upon itself towards any third party, including, but not limited to, within the framework of a share issue, financial covenants, breach of which shall or may entitle such third party to require immediate repayment of the Borrower’s debts. In such case, the Bank shall be authorized, subject to Borrower’s consent after having negotiated in good faith, to notify the Borrower in writing of the required changes required by the Bank in the financial covenants the Borrower undertook upon itself towards the Bank (the “Amended Financial Covenants”), and at the Bank’s request, the Amended Financial Covenants shall oblige the Borrower at the time such notice is given.

4.8	Breach

In addition and without derogating from the rights of the Bank under the Security Documents and the General Account Terms, to the extent that the Borrower fails, at any time: (a) to meet the Financial Covenants, and/or (b) to otherwise meet and comply with its obligations under this letter agreement or the Security Documents, in whole or in part, the Bank may (but is not obligated to), without prejudicing of any other of the Bank’s rights, after providing the Borrower with a 14 days prior written notice to cure such breach and to the extent that such breach was not cured during such period, accelerate and declare all or any part of the payments and indebtedness of the Borrower hereunder (whether or not matured at such time), in whole or in part, to be immediately due and payable, in addition to all other remedies the Bank would be entitled to under law and/or under any other document signed between the parties, and to collect the same from the Borrower. In the event that in the reasonable opinion of the Bank there is sufficient urgency surrounding or related to the Borrower’s failure to comply, that it is not appropriate in the opinion of the Bank to provide such 14 days’ advance notice, the Bank will not be obliged to provide such notice.

4.9	Extent of Undertakings

The aforesaid undertakings shall be in force so long as there are or will become due to the Bank by the Borrower hereunder any amounts whatsoever on account of the Credit granted and/or which shall be granted by the Bank in the future and/or as long as the various undertakings and guarantees hereunder in favor of the Bank or for its benefit shall be in force.

5.	Additional Conditions

5.1	The granting and availability of the Credit hereunder is subject at all times to the following: That there shall not be, in the reasonable opinion of the Bank any change which restricts, prohibits or limits the Bank’s ability to provide the Credit, including but not limited to changes in the law, or a change which is a result of a demand, instruction or request given by the Bank of Israel or any other authorized authority, whether the above demand, instruction or request is a result of a change in the law or a result of an agreement reached or to be reached, from time to time, between the Bank of Israel or another authorized authority.

5.2	No event shall occur which entitles the Bank to require immediate repayment of any amount due or becoming due to the Bank from the Borrower hereunder, whether or not the Bank exercises its rights in respect of the above mentioned event, and which shall remain uncured during the applicable cure period. In addition, no event shall occur which entitles any third party, in Israel or overseas, to require immediate repayment of any financial indebtedness due from the Borrower to that third party (whether or not such third party exercises its right but other than if such third party has signed a waiver of such event or the requirement for immediate repayment of such amounts), in excess of US$ 10,000,000.

5.3	The Borrower, parties having control in the Borrower and any entity which is or which shall be part of the Borrower’s group of companies and anyone on the Borrower’s or their behalf (all such persons/entities, collectively, in this sub-Section “Borrower”), shall not appear on any of the following Sanctions Lists:

a.	The list declared by the Israeli Ministry of Defense

b.	The European Union

c.	The United States of America (OFAC)

d.	The United Nations

and/or if the Borrower is incorporated and/or shall incorporate in accordance with the laws of any country which appears on any of the above Sanctions Lists;

5.4	In the event that Borrower should appear on any of the above Sanctions Lists, this shall entitle the Bank not to grant Borrower any credit and/or to require immediate repayment of any credit granted to Borrower and/or to freeze or restrict activities in the Loan Account.

6.	Miscellaneous

6.1	No failure to exercise, or delay in exercising, on the part of a party hereto, any power, right or remedy hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any power, right or remedy, preclude any other or further exercise thereof, or the exercise of any other power, right or remedy.

6.2	For the avoidance of any doubt, it is hereby clarified that the above shall not derogate from and/or prejudice in any manner each party’s rights and/or obligations in accordance with any document executed and/or to be executed by the Borrower in favor of the Bank, including, without limitation, the General Account Terms, except as expressly provided herein, provided that to the extent there is any conflict between this letter agreement and/or that any issue is specifically covered by this letter agreement and the General Account Terms or any Security Document, this letter agreement shall prevail.

7.	Fees and Commissions

The granting of the Credit is also subject to payment of each of the following:

7.1	An upfront non-refundable transaction/administrative fee of 0.2% of the total Credit made available to the Borrower, to be paid concurrently with the return of this letter countersigned by the Borrower.

7.2	A non-refundable yearly Unutilization Fee of 0.2% on amounts eligible for draw-down but undrawn under the Credit, during the availability period, calculated on a daily basis and payable on a quarterly basis on the last day of the applicable calendar month.

7.3	Legal Fees in the amount of US$20,000 (Twenty Thousand US Dollars) to be paid concurrently with the return of this letter agreement countersigned by the Borrower.

7.4	EIF Guarantee Expense – The Borrower shall pay a quarterly expense in respect of the EIF Guarantee as follows: at the beginning of each quarter its account with the Bank shall be debited in respect of the EIF Guarantee regarding the MRR Loan to be granted by the Bank to the Borrower, calculated as follows - the aggregate of the daily amount of each MRR Loan (up to the Supported EIF Amount) during the previous quarter divided by 365, multiplied by 0.25% for amounts originally supported under the Previous LSA and by 0.64% for amounts supported under this letter agreement (up to the Supported EIF Amount as aforesaid). Such amount shall be transferred by the Bank to EIF in respect of the EIF Guarantee regarding the MRR Loan.

7.5	In addition, the Borrower shall pay to the Bank all other customary commissions of the Bank, according to the Bank’s tariff of commission.

8.	Confidentiality

8.1	The Bank agrees to execute its standard form confidentiality confirmation in favor of the Borrower, as approved by Borrower.

9.	Entry into Force

9.1	This letter shall come into force if, by no later than December 24, 2020:

9.1.1	you shall confirm your agreement to the terms and conditions specified above, by countersigning this letter agreement in the space provided below and returning a copy thereof to us; and

9.1.2	Bank shall have notified you that you have fulfilled all the terms and conditions specified above.

Otherwise, the Bank’s commitment shall forthwith terminate at such time and the Bank shall be under no obligation to grant you the Credit.

10.	Upon final repayment by the Borrower of all amounts due in accordance with this letter agreement and the termination of all commitments of the Bank to extend any amounts or Credits hereunder, this letter agreement will terminate, and the Bank will at your request, promptly execute all documents, instruments and notices required to remove the registration of all liens and charges created or recorded by the Bank to secure the Borrower’s obligations hereunder, including without limitation, the Collateral.

11.	The Previous LSA is hereby superseded and replaced in its entirety by this letter agreement.

12.	This letter agreement is personal to you and may not be relied upon by any other party. Your rights under this letter are not assignable or transferable in any manner whatsoever to any third party.

Yours faithfully,

BANK LEUMI LE-ISRAEL B.M.

/s/ Delia Pekelman

/s/ Moran Aizikovich

Date: 30/12/20

Bank Leumi le-Israel B.M.

Dear Sir/Madam,

We hereby confirm our agreement to the above and to entering into the letter agreement and instruct you to debit the Monday.com Ltd. Account with the fees and commissions specified in Section 7 above, upon the delivery of this confirmation to you, whether the account is in credit or in debit or shall be become overdrawn as a result thereof.

/s/ Shiran Nawi

I, the undersigned,     Shiran Nawi                                           , the lawyer acting for Monday.com Ltd. (the “Borrower”), hereby confirm that the above signature composition binds the Borrower, and I confirm that the written resolutions of the board of directors of the Borrower dated ________ were duly passed in accordance with the law and with the articles of association of the Borrower and that the entry into this letter agreement by the Borrower was approved by such written resolutions.

December 30, 2020	Shiran	Nawi	[ILLEGIBLE]
Date	Name	Surname	Signature